UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

tronc, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3919441
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

435 North Michigan Avenue Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.01 par value per share Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

tronc, Inc., f/k/a Tribune Publishing Company (the “Company”), is filing this Form 8-A in connection with the transfer of the listing of its common stock, $0.01 par value per share (“Common Stock”), with attached Preferred Stock Purchase Rights (each, a “Right”), from the New York Stock Exchange to the Nasdaq Global Select Market of The NASDAQ Stock Market LLC.

Item 1.   Description of Registrant’s Securities to be Registered.

The description of the Common Stock set forth under the caption “Description of Capital Stock” contained in the prospectus dated November 30, 2015, as filed by the Company with the Securities and Exchange Commission (“SEC”) on November 30, 2015 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, to the Company’s Registration Statement on Form S-3 (Registration No. 333-208023), which was declared effective by the SEC on November 30, 2015, and the description of the Rights set forth in the registration statement on Form 8-A, as filed by the Company with the SEC on May 9, 2016 are incorporated herein by reference.  All references in the summary descriptions of the Common Stock and attached Rights to “Tribune Publishing” or “Tribune Publishing Company” should be read to the Company under its new name, tronc, Inc.  The summary descriptions of the Common Stock and attached Rights do not purport to be complete and are qualified in their entirety by reference to the exhibits to this Form 8-A, which are incorporated herein by reference.

Item 2.   Exhibits.

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of tronc, Inc., as amended

3.2	Amended and Restated By-Laws of tronc, Inc.

3.3

Certificate of Designation of Series A Preferred Stock of tronc, Inc. (f/k/a Tribune Publishing Company) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016 (File No. 001-36230)).

4.1

Rights Agreement, dated as of May 9, 2016, by and between tronc, Inc. (f/k/a Tribune Publishing Company) and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016 (File No. 001-36230)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 17, 2016	TRONC, INC.

	By:	/s/ Julie K. Xanders
Name: Julie K. Xanders
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of tronc, Inc., as amended

3.2	Amended and Restated By-Laws of tronc, Inc.

3.3

Certificate of Designation of Series A Preferred Stock of tronc, Inc. (f/k/a Tribune Publishing Company) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016 (File No. 001-36230)).

4.1

Rights Agreement, dated as of May 9, 2016, by and between tronc, Inc. (f/k/a Tribune Publishing Company) and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by tronc, Inc. on May 9, 2016 (File No. 001-36230)).